UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-161449	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to purchase an apartment complex, containing 196 apartment units located on approximately 12.8 acres of land in Schaumburg, Illinois (“Poplar Creek”).  On December 9, 2011, Legacy Partners Residential LLC (“Legacy”), an affiliate of the Company's sub-advisor, entered into a purchase and sale agreement with Avalon Illinois Value II, LLC (the “Seller”) to purchase Poplar Creek. The Seller is not affiliated with the Company or Legacy.  On December 28, 2011, Legacy assigned this purchase and sale agreement to KBS Capital Advisors LLC, the Company’s advisor, which simultaneously assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company for $250,000, which is the amount of the initial deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $750,000 under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Poplar Creek only after satisfaction of agreed upon closing conditions.
Poplar Creek is located in the northwest Chicago suburb of Schaumburg, Illinois and consists of 196 apartment units, encompassing 178,490 rentable square feet. Poplar Creek was constructed in 1986 and renovated in 2007 and is currently 96% leased. The purchase price of Poplar Creek is approximately $27.2 million plus closing costs. The Company intends to fund the purchase of Poplar Creek with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $1.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: January 4, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary